THE ASIA TIGERS FUND, INC.
SECRETARY’S CERTIFICATE
     The undersigned, Joshua B. Rovine, Secretary of The Asia Tigers Fund, Inc. (the “Fund”), hereby certifies that set forth below is a copy of the resolutions duly adopted by the Board of Directors of the Fund on October 24, 2006, and that said resolutions continue in full force and effect:
RESOLVED, that it is the finding of the Directors at this Meeting that the fidelity bond written by St. Paul Insurance Co. (the “Bond”) maintained on behalf of the Fund including the officers and employees of the Fund, and which provides coverage in the amount of $750,000 in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Fund to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets and the nature of those assets; and further

RESOLVED, that the premium of $5,553 to be paid by the Fund under the Bond be, and hereby is, ratified and approved by resolution of a majority of the Board of Directors (all directors voting) and separately by a majority of the Directors who are not “interested persons” of the Fund within the meaning of the 1940 Act; and further

RESOLVED, that the Bond be, and herby is, ratified and approved by resolution of a majority of the Board of Directors (all Directors voting) and separately by a majority of the Directors who are not “interested persons” of the Fund within the meaning of the 1940 Act; and further

RESOLVED, that an appropriate officer of the Fund shall, to the extent required, file the Bond with the Securities and Exchange Commission and give notices required under paragraph (g) of Rule 17g-1 promulgated by the Securities and Exchange Commission under the 1940 Act; and further

RESOLVED, that the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.
     IN WITNESS WHEREOF, I have hereunto signed my name this 24th day of January, 2007.

/s/ Joshua B. Rovine

Joshua B. Rovine Secretary